CORPORATE NEWS

Media Contact:
Bill Schnell
Public Relations
(512) 851-4084
bill.schnell@cirrus.com

Cirrus Logic Nominates New Independent Directors for Election to Board

AUSTIN, Texas – June 1, 2009 – Cirrus Logic Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, announced today that John Carter and Tim Dehne have been nominated for election to Cirrus Logic’s Board of Directors. Current Board members Suhas Patil and Walden Rhines are stepping off the Board in July. The new director candidates are seasoned business professionals who bring many years of technology and management experience to the company’s Board.

Mr. Carter is currently the founder and principal of TCGen, a management consulting and advisory services firm. A graduate of MIT, Mr. Carter’s 35 year career includes roles as CEO, CTO and founder, and he is a widely respected advisor to technology firms. Mr. Carter spent 11 years with the Bose Corporation and led product development efforts for many of their leading consumer electronic products as chief engineer. Mr. Carter founded two management consulting companies and has advised numerous Fortune 100 firms, including Abbott, Apple, Cisco, HP, IBM Lucent, Nortel, Xerox and 3M. Mr. Carter’s organizational leadership and business acumen will be an excellent resource for Cirrus Logic.

Mr. Dehne recently retired as senior vice president of research and development from National Instruments (NI), the leading supplier of hardware and software for test, control, and embedded design applications. He has led and managed a broad array of businesses and professional disciplines to help grow a small $15M private company into what is now a global $850M public corporation. Mr. Dehne’s leadership ability and industry experience aligns well with Cirrus Logic’s business strategies for innovation and growth.

“This September marks 25 years since Suhas and I co-founded Cirrus Logic. I am proud to have worked side by side with Suhas as we pioneered the fabless semiconductor model and helped to build Cirrus Logic into one of the world’s leading semiconductor companies,” said Mike Hackworth, Cirrus Logic chairman of the board of directors.  “In addition, Wally’s experience at Texas Instruments and later with Mentor Graphics was invaluable during the time when Cirrus Logic was emerging as a player in the SOC market.  I would like to thank both Suhas and Wally for their contributions to me personally and their service on the Board of Directors.”

“John and Tim bring fresh perspectives to our Board and I’m very excited to work with these guys,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “Tim played a key role in NI’s development as a truly outstanding company, and we are looking forward to tapping into his experience. John’s background and connections at all levels in the audio industry will be a real plus for Cirrus. Meanwhile, I am very grateful for the guidance Suhas and Wally have provided to me, and I look forward to continuing our relationship in the future.”

Additional Information
Cirrus Logic, Inc. (the “Company”) and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Company has filed a proxy statement today with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s Annual Meeting (the “2009 Proxy Statement”). Information regarding the names of these directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s 2009 Proxy Statement, which may be obtained free of charge at the SEC’s website at http://www.sec.gov or the Company’s website at www.cirrus.com/annualreports. WE URGE INVESTORS TO READ THE 2009 PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Cirrus Logic, Inc.

Celebrating its 25th year as a leading fabless semiconductor company in 2009, Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

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Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.